Exhibit 4.1

INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE

This INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE (the “Instrument”), dated as of August 30, 2016 (the “Effective Date”), is by and among Comstock Resources, Inc. (the “Issuer”), the Subsidiary Guarantors (Comstock Oil & Gas, LP, Comstock Oil & Gas-Louisiana, LLC, Comstock Oil & Gas GP, LLC, Comstock Oil & Gas Investments, LLC, and Comstock Oil & Gas Holdings, Inc.), The Bank of New York Mellon Trust Company, N.A. (the “Resigning Trustee”) and American Stock Transfer & Trust Company, LLC (the “Successor Trustee”). Capitalized terms not otherwise defined herein shall have the same meaning ascribed to such terms in the Indenture (as defined below).

WHEREAS, the Issuer, the Subsidiary Guarantors and the Resigning Trustee are parties to an Indenture dated as of March 13, 2015 (the “Indenture”), pursuant to which the Issuer issued $700,000,000 in aggregate principal amount of its 10% Senior Secured Notes due 2020 (the “Notes”);

WHEREAS, the Issuer appointed the Resigning Trustee as the Trustee, Notes Custodian, Registrar, and Paying Agent under the Indenture;

WHEREAS, Section 7.07 of the Indenture provides that the Trustee may at any time resign by giving written notice of such resignation to the Issuer and be discharged from the trust created by the Indenture by so notifying the Issuer;

WHEREAS, Section 7.07 of the Indenture provides that if the Trustee resigns, the Issuer shall promptly appoint a successor Trustee;

WHEREAS, the Resigning Trustee desires to resign as Trustee and as the Notes Custodian, the Registrar and the Paying Agent under the Indenture, and the Issuer desires to appoint the Successor Trustee as Trustee, Notes Custodian, Registrar and Paying Agent under the Indenture to succeed the Resigning Trustee in each of such capacities under the Indenture; and

WHEREAS, the Successor Trustee is willing to accept the appointment as Trustee, Notes Custodian, Registrar and Paying Agent under the Indenture;

NOW, THEREFORE, in consideration of the covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Acceptance of Resignation of Resigning Trustee; Appointment of Successor Trustee. The Resigning Trustee hereby confirms its resignation, by notice given by the Resigning Trustee to the Issuer dated August 18, 2016, as Trustee, Notes Custodian, Registrar and Paying Agent under the Indenture. The Issuer and the Subsidiary Guarantors hereby accept the resignation of the Resigning Trustee as Trustee, Notes Custodian, Registrar and Paying Agent under the Indenture. The Issuer hereby appoints the Successor Trustee as Trustee, Notes Custodian, Registrar and Paying Agent under the Indenture. The Issuer hereby acknowledges that, as of the Effective Date, the Successor

Trustee shall be the Trustee under the Indenture and shall hold all rights, powers, duties and obligations which the Resigning Trustee now holds under and by virtue of the Indenture as Trustee, Notes Custodian, Registrar and Paying Agent under the Indenture. The Issuer shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest in and confirm to the Successor Trustee all the rights, powers, duties and obligations hereby assigned, transferred, delivered and confirmed to the Successor Trustee as Trustee, Notes Custodian, Registrar and Paying Agent under the Indenture. The Issuer hereby waives the requirement in Section 7.07(b) of the Indenture that the Resigning Trustee provide 30-days written notice prior to resignation, and acknowledges that this Instrument shall serve as sufficient notice of the resignation of the Resigning Trustee as of the Effective Date under such section of the Indenture. Effective as of the Effective Date, the Resigning Trustee is discharged from the trust created by the Indenture in all of its capacities (as Trustee, Notes Custodian, Registrar and Paying Agent) under the Indenture.

2. Issuer’s Representations and Warranties. The Issuer and the Subsidiary Guarantors represent and warrant to the Resigning Trustee and the Successor Trustee that:

(a) It is duly organized and validly existing as a corporation under the laws of the State of Nevada and has full power, authority, and right to execute, deliver and perform this Instrument;

(b) The Indenture was validly and lawfully executed and delivered by the Issuer and the Subsidiary Guarantors and is in full force and effect, and is their legal, valid and binding obligation, and the Notes were validly issued by the Issuer;

(c) The current outstanding aggregate principal amount of the Notes is $700,000,000;

(d) There is no action, suit or proceeding pending or, to the best of the Issuer’s knowledge, threatened against the Issuer or any Subsidiary Guarantor before any court or any governmental authority arising out of any act or omission of the Issuer under the Indenture;

(e) The Issuer and the Subsidiary Guarantors have performed or fulfilled prior to the date hereof, and will continue to perform and fulfill after the date hereof, each covenant, agreement, condition, obligation and responsibility on its part to be performed or fulfilled under the Indenture;

(f) No covenant or condition contained in the Indenture has been waived by the Issuer or, to the best of the Issuer’s knowledge, by holders of the percentage in aggregate principal amount of the Notes required to effect any such waiver;

(g) All conditions precedent relating to the appointment of the Successor Trustee as Trustee, Notes Custodian, Registrar and Paying Agent under the Indenture have been complied with by the Issuer, and such appointment is permitted by the Indenture;

(h) No event has occurred and is continuing which is, or after notice or lapse of time would become, an Event of Default under the Indenture;

(i) The Indenture has not been supplemented or amended and remains in full force and effect; and

(j) This Instrument has been duly authorized, executed and delivered on behalf of the Issuer and each Subsidiary Guarantor and constitutes each of their respective legal, valid and binding obligations.

3. Resigning Trustee Representations and Warranties. The Resigning Trustee hereby represents and warrants to the Successor Trustee that:

(a) To the best knowledge of the responsible officer of the Resigning Trustee who is signing this Instrument, no covenant or condition contained in the Indenture has been waived by the Resigning Trustee or by the holders of the percentage in aggregate principal amount of Notes required by the Indenture to effect any such waiver;

(b) To the best knowledge of the responsible officer of the Resigning Trustee who is signing this Instrument, there is no action, suit or proceeding pending or threatened against the Resigning Trustee before any court or governmental authority arising out of any action or omission by the Resigning Trustee as Trustee, Notes Custodian, Registrar or Paying Agent under the Indenture;

(c) Each person who authenticated the Notes on behalf of the Resigning Trustee was duly elected or appointed, qualified and acting as an officer or authorized signatory of the Resigning Trustee and empowered to authenticate the Notes at the respective times of such authentication, and the signature of such person or persons appearing on such Notes is each such person’s genuine signature;

(d) The execution and delivery of this Instrument has been duly authorized by the Resigning Trustee, and this Instrument constitutes the Resigning Trustee’s legal, valid and binding obligation;

(e) $700,000,000 in principal amount of Notes is outstanding and interest due on the Notes has been paid to, and including, March 15, 2016; and

(f) To the best knowledge of the responsible officer of the Resigning Trustee who is signing this Instrument, no event which is, or after notice or lapse of time would become, an Event of Default under Section 6.01 of the Indenture has occurred and is continuing.

4. Successor Trustee Representations and Warranties. The Successor Trustee represents and warrants to the Resigning Trustee and the Issuer that:

(a) The Successor Trustee is not disqualified under the provisions of Section 7.09 of the Indenture and is eligible under the provisions of Section 7.09 of the Indenture to act as Trustee under the Indenture; and

(b) This Instrument has been duly authorized, executed and delivered on behalf of the Successor Trustee and constitutes its legal, valid and binding obligation.

5. Assignment by Resigning Trustee. Effective on the Effective Date, the Resigning Trustee hereby confirms, assigns, transfers, delivers and conveys to the Successor Trustee, as Trustee, Notes Custodian, Registrar and Paying Agent under the Indenture, all rights, powers, duties and obligations which the Resigning Trustee now holds under and by virtue of the Indenture as Trustee, Notes Custodian, Registrar and Paying Agent, and effective as of such date does hereby pay over to the Successor Trustee any and all property and moneys held by the Resigning Trustee under and by virtue of the Indenture (other than amounts payable to it in respect to fees, expenses, indemnities or similar payments and subject to the Lien provided for in Section 7.06 of the Indenture).

6. Acceptance by Successor Trustee. The Successor Trustee accepts its appointment as Trustee, Notes Custodian, Registrar and Paying Agent under the Indenture and shall assume said rights, powers, duties and obligations upon the terms and conditions set forth in the Indenture. Promptly after the execution and delivery of this Instrument, the Successor Trustee shall cause the Notice referred to in Section 7.07 of the Indenture, the form of which is annexed hereto as Exhibit A, to be sent to the Issuer, each Holder of the Notes, and each of the Notice Parties set forth on Appendix A thereto. Notwithstanding any of the foregoing, the Successor Trustee does not hereby assume, and shall not be deemed to have assumed, any liability of the Resigning Trustee incurred prior to the Effective Date.

7. Delivery of Documents. The Resigning Trustee shall endeavor to deliver to the Successor Trustee, as of or immediately after the Effective Date, to the extent available, all of the documents listed in Exhibit B hereto; provided, however, that the Resigning Trustee shall deliver any and all Global Notes to the Successor Trustee as soon as practicable following the Effective Date.

8. Additional Documentation. The Resigning Trustee, for the purposes of more fully and certainly vesting in and confirming to the Successor Trustee the rights, powers, duties and obligations hereby assigned, transferred, delivered and conveyed, agrees, upon reasonable request of the Successor Trustee, to execute, acknowledge and deliver such further instruments of conveyance and further assurance and to do such other things as may reasonably be requested by the Successor Trustee.

9. Preservation of Rights. Notwithstanding the resignation of the Resigning Trustee effected hereby, the Issuer and the Subsidiary Guarantors shall remain obligated to the Resigning Trustee to the full extent provided by Sections 7.06 and 7.07 of the Indenture, including for the avoidance of doubt, the obligation to (i) indemnify the Resigning Trustee in connection with its prior trusteeship under the Indenture and (ii) reimburse or cause to be reimbursed the Resigning Trustee for any unpaid compensation or other amounts owed to the Resigning Trustee as set forth in Sections 7.06 and 7.07 of the Indenture. The Issuer and the Subsidiary Guarantors also acknowledge and affirm their obligations to the Successor Trustee as set forth in Section 7.07 of the Indenture. All other provisions rights, privileges, protections and immunities and benefits given or extended to the Resigning Trustee in any of its capacities under the Indenture that by their express terms survive the Indenture shall survive and continue for the benefit of the Resigning Trustee in any of such capacities.

10. Choice of Laws. This Instrument shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

11. Counterparts. This Instrument may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed an original, but all counterparts shall constitute but one Instrument. Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission of a portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart hereof.

12. Patriot Act. The Issuer acknowledges that, in accordance with Section 326 of the USA Patriot Act, the Successor Trustee, like all financial institutions, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Successor Trustee. The Issuer and the Subsidiary Guarantors agree that they will provide the Successor Trustee with such information as it may reasonably request in order for it to satisfy the requirements of the USA Patriot Act.

13. Notices. All notices, whether faxed or mailed, will be deemed received in accordance with Section 12.01 of the Indenture to the following:

If to the Issuer or any Subsidiary Guarantor:

Comstock Resources, Inc.

5300 Town and Country Blvd., Suite 500

Frisco, Texas 75034

Attention: Roland O. Burns

Facsimile: 972.668.8812

If to the Resigning Trustee:

The Bank of New York Mellon Trust Company, N. A.

601 Travis Street, 16th Floor

Houston, Texas 77002

Attn: Corporate Finance

If to the Successor Trustee:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

T: 718.921.8200

Attention: Corporate Trust Department

with a copy (which shall not constitute notice) to:

American Stock Transfer & Trust Company, LLC

48 Wall Street, 22nd Floor

New York, NY 10005

T: 718.921.8183

Attention: Legal Department

14. Amendment. This Instrument may not be changed, amended, terminated, supplemented or rescinded, in whole or in part, except by written agreement duly executed by the parties hereto, and no waiver of any of the provisions or conditions of this Instrument or any of the rights of the parties hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given it or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Instrument or breach by another party of any of its obligations or representations hereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligations or representations by the other party, nor shall any forbearance by any party to seek a remedy for any noncompliance or breach by another party be deemed to be a waiver of any rights and remedies with respect to such noncompliance or breach.

15. Effectiveness. This Instrument and the resignation, appointment and acceptance effected hereby shall be effective as of the close of business on the Effective Date, upon the execution and delivery hereof by each of the parties hereto; provided, that the resignation of the Resigning Trustee as Notes Custodian, Registrar and Paying Agent and the appointment of the Successor Trustee as Notes Custodian, Registrar and Paying Agent under the Indenture shall be effective 10 business days after the Effective Date.

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IN WITNESS WHEREOF, the parties hereto have caused this Instrument of Resignation, Appointment and Acceptance to be duly executed as of the day and year first above written.

COMSTOCK RESOURCES, INC.

By:	/s/ ROLAND O. BURNS
Name: Roland O. Burns
Title: President
COMSTOCK OIL & GAS, LP By: Comstock Oil and Gas GP, LLC, general partner

By:	/s/ ROLAND O. BURNS
Name: Roland O. Burns
Title: Manager

COMSTOCK OIL & GAS – LOUISIANA, LLC

By:	/s/ ROLAND O. BURNS
Name: Roland O. Burns
Title: President

COMSTOCK OIL & GAS GP, LLC

By:	/s/ ROLAND O. BURNS
Name: Roland O. Burns
Title: Manager

COMSTOCK OIL & GAS INVESTMENTS, LLC

By:	/s/ ROLAND O. BURNS
Name: Roland O. Burns
Title: President

COMSTOCK OIL & GAS HOLDINGS, INC.

By:	/s/ ROLAND O. BURNS
Name: Roland O. Burns
Title: President

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Resigning Trustee

By:	/s/ MELISSA A. HANCOCK
Name: Melissa A. Hancock
Title: Vice President

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Successor Trustee

By:	/s/ PAUL H. KIM
Name: Paul H. Kim
Title: Assistant General Counsel

EXHIBIT A

Notice to Holders of Comstock Resources, Inc. (the “Issuer”) 10% Senior Secured Notes due 2020 (the “Notes”):

CUSIP Numbers1: 205768 AK0 and U2038J AC1

THIS NOTICE CONTAINS IMPORTANT INFORMATION THAT IS OF INTEREST TO THE REGISTERED AND BENEFICIAL HOLDERS OF THE SUBJECT NOTES. IF APPLICABLE, ALL DEPOSITORIES, CUSTODIANS, AND OTHER INTERMEDIARIES RECEIVING THIS NOTICE ARE REQUESTED TO EXPEDITE RE-TRANSMITTAL TO BENEFICIAL OWNERS OF THE NOTES IN A TIMELY MANNER.

Reference is hereby made to that certain Indenture, dated as of March 13, 2015 (as supplemented, modified or amended from time to time, the “Indenture”), by and among the Issuer, each of the Guarantors named in the Indenture, and The Bank of New York Mellon Trust Company, N.A., as Trustee, pursuant to which the above-referenced Notes were issued and are outstanding.

NOTICE IS HEREBY GIVEN, pursuant to Section 7.07 of the Indenture that The Bank of New York Mellon Trust Company, N.A. has resigned as Trustee, Notes Custodian, Registrar and Paying Agent under the Indenture.

NOTICE IS HEREBY FURTHER GIVEN, pursuant to Section 7.07 of the Indenture, that the Issuer has appointed American Stock Transfer & Trust Company, LLC (“AST”), whose corporate trust office is located at 6201 15th Avenue, Brooklyn, NY 11219, as Successor Trustee, Notes Custodian, Registrar and Paying Agent under the Indenture, and AST has accepted such appointment.

NOTICE IS HEREBY FURTHER GIVEN that The Bank of New York Mellon Trust Company, N.A.’s resignation as Trustee and AST’s appointment as successor Trustee will be effective as of the close of business on August 30, 2016.

If you have any questions, please do not hesitate to contact the successor Trustee.

Dated: August     , 2016

American Stock Transfer & Trust Company, LLC,

as successor Trustee

[1]

CUSIP numbers appearing herein have been included solely for the convenience of the Holders. The Trustee assumes no responsibility for the selection or use of such numbers and makes no representation as to the correctness of the CUSIP numbers listed above.

APPENDIX A

to

NOTICE OF RESIGNATION OF TRUSTEE

AND APPOINTMENT OF SUCCESSOR TRUSTEE

Notice Parties

Depository Trust & Clearing Corporation

proxy@dtcc.com and taservices@dtcc.com

EXHIBIT B

DOCUMENTS AND INFORMATION TO BE PROVIDED TO

SUCCESSOR TRUSTEE

Documents and information to be provided and delivered by Resigning Trustee to Successor Trustee as to the Indenture:

1.	Executed copy of the Indenture.

2.

Certified list of noteholders as of the Effective Date, certificate detail and all “stop transfers” and the reason for such “stop transfers” (or, alternatively, if there are a substantial number of registered noteholders, the computer tape reflecting the identity of such noteholders).

3.	All escheatment records and filings.

4.

Copies of any official notices sent by the Resigning Trustee to all the holders of the Notes pursuant to the terms of the Indenture during the past twelve months and a copy of the Resigning Trustee’s most recent annual report to Holders, if any.

5.	Original Global Notes.

6.	A copy of the most recent Officer’s Certificate delivered by the Issuer to Resigning Trustee pursuant to Section 4.04(a) of the Indenture, if any.

7.	The debt service records of the Notes.

8.	Such other non-confidential, unprivileged documents or information as the Successor Trustee may reasonably request on or after the Effective Date.